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                                                                    EXHIBIT 23.3

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

      Section 11(a) of the Securities Act of 1933, as amended (the Securities
Act), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

      This Annual Report on Form 10-K is incorporated by reference into Alkermes, Inc. Registration Statement filings Nos. Nos.333-75649 and 333-108483 on Form S-3 and Registration Statement Nos.333-72988, 333-89573, 333-89575, 333-48768, 333-48772, 333-71011, 333-50357, 333-13283, 33-97468, 33-58330,
333-107206, 333-109376, 333-107208, and 33-44752 on Form S-8 (collectively, the
"Registration Statements") and, for the purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

      In 2002, Reliant Pharmaceuticals, LLC dismissed Arthur Andersen LLP as its independent auditor and appointed Ernst & Young LLP to replace Arthur Andersen LLP. Subsequent to that date, Arthur Andersen LLP has ceased operations. As a result, Alkermes, Inc. has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference into the Registration Statements of its audit report with respect to Reliant Pharmaceuticals, LLC's statement of operations, changes in members' deficit and cash flows and related notes for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits Alkermes, Inc. to file this Annual Report on Form 10-K for the year ended March 31, 2004 without a written consent from Arthur Andersen LLP. However, Arthur Andersen LLP's lack of consent could effect Arthur Andersen LLP's potential liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, a person's ability to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Annual Report on Form 10-K may be impaired. To the extent provided in
Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.